EXHIBIT 2(k)(ii)
                          ACCOUNTING SERVICES AGREEMENT







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                                                                EXHIBIT 2(k)(ii)

                              James E. Gallien, Jr.
                           Certified Public Accountant
                                7110 Sandy Knoll
                               Spring, Texas 77379
                                  281-655-9898
                                  832-978-4522



April  13,  2003

Lancorp  Financial  Group,  LLC
1382  Leigh  Ct.
West  Linn,  OR  97068

Dear  Gary,

I am pleased to confirm our understanding of the services I am to provide for the The People's Avenger Fund Business Trust. As stipulated in the Confidential Private Placement Memorandum, these duties will include:

     a.     establishing  and  maintaining  shareholder  accounts  and  records
     b.     processing  purchase  and  redemption  transactions
     c.     preparation,  mailing  and  filing  of  reports
     d. assistance in monitoring the total number of shares sold in each state for "blue sky" purposes
     e.     compiling  data for the preparation of notices to be sent to the SEC
     f.     sending  statements  to  investors
     g.     monitoring  our  expense  accruals
     h.     performing  securities  valuations
     i. preparing financial statements for the Annual and Semi-Annual Reports to be submitted the to the independent CPA firm for filing.

My fees for these services will be computed daily and payable monthly at the rate of $45 per hour.

I appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement.


Very  truly  yours.

/s/  James  E.  Gallien  Jr.
----------------------------
James  E.  Gallien  Jr.,  CPA


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